UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

VAXART, INC
(Name of Registrant as Specified In Its Charter)

DANIEL P. HOULE MARK SILVERBERG, DDS, MD MATTHEW M. WALLACE, MD PATRICE RAFFY Q3 NOMINEES PTY LTD MARC EUSTACE PEREIRA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Daniel P. Houle and the other participants named herein (collectively, the “Concerned Vaxart Stockholders”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Concerned Vaxart Stockholders’ slate of director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Vaxart, Inc., a Delaware corporation (the “Company”).

Item 1: On June 9, 2026, the Concerned Vaxart Stockholders issued the following open letter to stockholders, a copy of which is also attached hereto as Exhibit 1 and is incorporated herein by reference. Daniel P. Houle anticipates reposting the letter daily on Stocktwits through the date of the Annual Meeting.

THE CONCERNED VAXART STOCKHOLDERS

A coalition of retail investors owning 1,515,343 shares of Vaxart, Inc. (OTCQX: VXRT)

Vote FOR Accountability, Transparency, and a Renewed Focus on Stockholder Value

Support the Concerned Vaxart Stockholder Nominees TODAY:

•	Daniel P. Houle
•	Mark Silverberg, DDS, MD
•	Matthew M. Wallace, MD, FAAD, FACMS

Fellow Stockholders,

We write to you not as activists seeking conflict, but as long-term investors in Vaxart, Inc. (“Vaxart” or the “Company”) who believe deeply in the promise of Vaxart's oral vaccine platform and in the tremendous opportunities that remain ahead for our company. We believe Vaxart possesses a unique technology platform with the potential to reshape vaccine delivery and transform global public health. Yet despite this promise, stockholder value has remained significantly compromised. Despite these strengths, stockholders have endured years of disappointing performance, declining market value, and insufficient engagement from those entrusted to represent our interests.

As outlined in the Concerned Vaxart Stockholders' Definitive Proxy Statement, our campaign is grounded in concerns regarding corporate governance, accountability, stockholder engagement, executive oversight, capital allocation, and the Board's stewardship of stockholder value. The proxy details our belief that meaningful stockholder concerns have too often been ignored and that the Board has failed to adequately respond to persistent underperformance and stockholder dissatisfaction.

This election is not about creating conflict. It is about restoring confidence.

It is about restoring accountability, increasing transparency, and ensuring that stockholder interests are once again placed at the center of the Company's decision-making process.

It is about ensuring that the Board represents all stockholders and that Vaxart's future is guided by accountability, transparency, and a commitment to maximizing value for the owners of the Company – its stockholders.

That is why we are asking for your support in electing to the Board:

Daniel P. Houle

Mark Silverberg, DDS, MD

Matthew M. Wallace, MD, FAAD, FACMS

Our Vision for a Stronger Vaxart: Why Change Is Needed

The central issue facing stockholders is not the science.

The science remains compelling.

The issue is execution.

The Company has repeatedly raised capital, massively diluted stockholders, and seen its stock price decline dramatically while stockholder concerns have continued to mount. As discussed in our proxy materials, we believe the Board has not exercised sufficient oversight nor adequately represented stockholder interests.

Stockholders deserve a Board that actively engages with investors, welcomes constructive feedback, evaluates all opportunities to create value, and holds management accountable for results.

We Seek Transparency

Transparency Must Improve.

One of the most common concerns we hear from stockholders is simple:

We seek transparency.

Stockholders deserve timely and meaningful communication regarding:

•	Strategic priorities and partnership discussions
•	Clinical development plans and capital allocation decisions
•	Business development initiatives and long-term value creation strategies

The relationship between a company and its owners should be built on trust.

Trust requires transparency. Transparency builds trust. Trust attracts long-term investors. Long-term investors support long-term value.

Every stockholder deserves clear, consistent, and honest communication regarding the Company's strategy, business development initiatives, clinical progress, capital allocation decisions, and long-term plans. As directors, we will advocate for a significantly higher level of communication between Vaxart and its stockholders. We will advocate for meaningful stockholder engagement and a culture of openness that respects stockholders as true owners of the Company.

A Board With Relevant Expertise

Our nominees bring perspectives and experience that are currently underrepresented in the boardroom.

Daniel P. Houle

Dan is a governance strategist and activist investor who founded and organized the Concerned Vaxart Stockholders coalition. A Vaxart investor since 2020, Mr. Houle has demonstrated exactly the kind of accountability-driven leadership the Board has lacked: he designed and executed the stockholder outreach plan that defeated the proposed reverse stock split and brought apparent governance failures into the open. He currently serves as a Personal Injury Specialist at State Farm Mutual Automobile Insurance Company, where he brings to bear skills in scenario modeling, forensic documentation, and regulatory matters. Dan understands that stockholders are not obstacles to management—they are the owners of the Company.

Mark Silverberg, DDS, MD

Dr. Silverberg is an anesthesiologist, inventor, and healthcare entrepreneur with significant medical and business expertise — and a significant Vaxart stockholder. Dr. Silverberg holds two active U.S. patents, with a third in development, and has built and led multiple healthcare businesses. He is the Founder and Chief Information Officer of HEATJAC, LLC — a manufacturer of heated medical garments that he is in the process of converting to a C-corporation — which he leads alongside a full management team. He has also served as Executive Director of Private Label Surrogacy, LLC, and previously as Medical Director and Staff Anesthesiologist at VISTA Surgery & Treatment Center and President of Anesthesia To Go, P.C. A creative, solutions-oriented thinker who brings innovative ideas to the table, Dr. Silverberg offers the operational, clinical, and ownership perspectives the boardroom badly needs.

Matthew M. Wallace, MD, FAAD, FACMS

Dr. Wallace is a physician leader, executive, and innovator — and the largest stockholder among the Concerned Vaxart Stockholders. Dr. Wallace is a double board-certified Dermatologist and fellowship-trained Mohs Micrographic surgeon and Managing Partner of a high-complexity specialty practice in dermatology, dermatologic surgery, and oncology. He trained at Vanderbilt University Medical Center and Zitelli & Brodland Skin Cancer Center. He has authored numerous peer-reviewed publications in journals including JAMA Dermatology and the Journal of the American Academy of Dermatology, with research funded by the U.S. Department of Defense and the National Institutes of Health. He has hands-on experience designing and executing clinical trials and obtaining FDA clearances — directly relevant expertise for a clinical-stage biotechnology company — and he currently consults and speaks for multiple public and private biotechnology companies. He serves as Secretary of the Virginia Dermatology Society and on multiple academic boards.

Together, these nominees bring stockholder advocacy, healthcare expertise, and real-world operational experience that can strengthen the Board and better position Vaxart for success.

Strategic Partnerships Can Accelerate Value Creation

While governance concerns are the primary focus of this election, we also believe there are meaningful opportunities to increase stockholder value through strategic partnerships.

From a medical and commercial standpoint, Vaxart's oral vaccine platform has potential applications that extend beyond traditional biotechnology development pathways.

For example:

Norovirus

The cruise industry continues to face substantial operational and financial challenges associated with norovirus outbreaks. We believe management should actively explore partnerships with major cruise operators and industry organizations to evaluate opportunities for collaboration, awareness initiatives, and potential deployment strategies if clinical development and commercialization is successful.

HPV and Cancer Prevention

HPV remains a leading cause of preventable cancers worldwide.

We believe Vaxart should actively cultivate relationships with:

•	Academic medical centers
•	Public health stakeholders
•	Specialty groups (e.g. Oncology, Reproductive Endocrinology, Obstetrics and Gynecology, Dermatology, Otolaryngology, Gastroenterology, and Urology)

An oral HPV vaccine capable of reducing infection rates of cancer-causing HPV strains would represent a transformational advancement in medicine. Strategic partnerships within these specialties could increase awareness, facilitate adoption, strengthen clinical development efforts, and potentially reduce future commercialization costs. These opportunities are not a substitute for strong governance, but they demonstrate the type of forward-thinking strategic engagement we believe stockholders should expect.

Communicating the VAAST Story

We also believe Vaxart has not done enough to educate investors, healthcare professionals, policymakers, and the public regarding the potential of the VAAST platform.

The Company should pursue a more proactive public relations strategy, including:

•	Investor conferences
•	Scientific, medical, and public health conferences
•	National mainstream media opportunities (e.g. television, documentary programming)

Programs such as 60 Minutes and other high-profile media outlets can showcase Vaxart’s innovative technology to millions of viewers and potential stakeholders.

Great science deserves great storytelling. Great science should not remain hidden.

The VAAST platform should be a household name among investors and healthcare professionals alike.

Strengthening Vaxart for the Future

While our campaign is rooted in the governance and accountability concerns outlined in our Definitive Proxy Statement, we also believe Vaxart can become a stronger organization by rebuilding trust, improving oversight, and fostering greater engagement among all stakeholders.

Repairing Relationships and Rebuilding Trust

A successful biotechnology company depends not only on innovative science but also on talented and motivated employees.

Given the Company's workforce reductions, turnover, and organizational challenges in recent years, we believe the Board should prioritize rebuilding relationships between employees, management, and stockholders. Employees are among Vaxart's most valuable assets, and a culture of trust, transparency, and engagement is essential to long-term success.

We believe directors should meet with employees, listen to their concerns, understand operational challenges, and foster an environment where contributions are recognized and valued. Strong organizations are built when leadership listens. We will meet and engage with every employee at Vaxart if elected.

At the same time, stockholders deserve to know that their voices matter. We believe the Company must do a better job engaging with its owners and demonstrating that stockholder interests remain a central consideration in corporate decision-making.

Establishing a Clinical and Regulatory Affairs Committee

As Vaxart advances its vaccine programs through increasingly complex development pathways, we believe the Board should establish a Clinical and Regulatory Affairs Committee.

This committee would help bridge the gap between clinical development activities and interactions with regulatory authorities, including the FDA and other governmental agencies. Its responsibilities would include: oversight of clinical trial execution and compliance, monitoring regulatory strategy and milestones, supporting interactions with regulatory authorities, reviewing development risks and opportunities, helping ensure timely preparation for study approvals and submissions, and providing independent oversight of clinical and regulatory progress.

Given the importance of regulatory execution to stockholder value, we believe dedicated Board-level oversight would strengthen accountability and improve strategic decision-making.

Establishing a Stockholder Relations Committee

We also believe Vaxart should establish a Stockholder Relations Committee focused on improving communication and engagement with investors. Too many stockholders feel disconnected from the Company's decision-making process. A dedicated committee could help ensure that stockholder perspectives are regularly considered by the Board while promoting greater transparency and communication.

Responsibilities would include: reviewing stockholder feedback and concerns, enhancing investor communications, improving transparency regarding strategic initiatives, facilitating constructive dialogue between stockholders and directors, and promoting best practices in corporate governance and stockholder engagement.

Stockholders are not merely sources of capital—they are owners of the Company. Their perspectives deserve to be heard.

These initiatives are not intended to disrupt Vaxart's operations. Rather, they reflect our belief that stronger relationships, improved oversight, and greater engagement can help unlock the full potential of the Company, strengthen confidence among employees and investors, and ultimately create long-term stockholder value.

This Is Not About Disruption

Let us be absolutely clear: we are not doing this to disrupt Vaxart.

In fact, we would have preferred that stockholder concerns were addressed constructively without the need for a proxy contest.

Despite multiple meetings with Vaxart leadership, and after years of frustration and what we believe has been ineffective engagement with stockholders, we concluded that meaningful change requires direct stockholder representation on the Board.

Our goal is not confrontation. Our goal is improvement. This campaign exists because stockholders deserve representation. It exists because accountability matters. It exists because stockholder value matters.

Our goal is not to fight Vaxart. Our goal is to help Vaxart succeed.

Stockholder Interests Come First: A Vote for Change

Unlike many activist campaigns, this effort is not driven by personal ambition.

If a truly exceptional independent director emerged with interest in joining the Board, who possessed the experience, credibility, and vision necessary to materially improve stockholder outcomes, we would welcome that individual.

In fact, we would willingly step aside and give up our Board seats for a significantly beneficial Board member if doing so would best serve stockholders.

This campaign is not about obtaining Board seats. It is about ensuring that stockholders have advocates in the boardroom. It is about helping Vaxart unlock its potential and putting stockholder interests first.

We believe it is time to move away from the poor communication, limited accountability, and stockholder frustration.

Vaxart's future remains unwritten. Vaxart’s technology platform is revolutionary.

However, we believe realizing the platform’s potential requires a Board that values transparency, collaboration, accountability, value creation, stockholder alignment, and acts in the best interests of all stockholders.

We respectfully ask for your support in electing:

Daniel P. Houle

Mark Silverberg, DDS, MD

Matthew M. Wallace, MD, FAAD, FACMS

Together, we can work toward restoring trust, improving governance, enhancing communication, pursuing value-creating opportunities, and ensuring that Vaxart's future is aligned with the interests of all its owners.

Vote FOR Transparency.

Vote FOR Accountability.

Vote FOR Stockholder Representation.

Vote FOR Daniel P. Houle

Vote FOR Mark Silverberg, DDS, MD

Vote FOR Matthew M. Wallace, MD, FAAD, FACMS

Respectfully,

The Concerned Vaxart Stockholders

Daniel P. Houle, Mark Silverberg, DDS, MD, Matthew M. Wallace, MD, Patrice Raffy, Q3 Nominees Pty Ltd and Marc Eustace Pereira

Item 2: On June 9, 2026, Daniel P. Houle posted the following message on Stocktwits, which includes a link to a website that hosts the letter filed by the Concerned Vaxart Stockholders on June 8, 2026 and the letter referred to in Item 1 above, in addition to the definitive proxy statement filed by the Concerned Vaxart Stockholders. Mr. Houle anticipates reposting it daily on Stocktwits through the date of the Annual Meeting.